Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 10:22 AM 02/22/2017

FILED 10:22 AM 02/22/2017

SR 20171113132 - File Number 254851

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

RENNOVA HEALTH, INC.

It is hereby certified that:

1. The name of the corporation is Rennova Health, Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "DGCL").

2. The Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article FOURTH thereof and inserting in lieu of said Article the following new Article FOURTH:

"FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is five hundred and five million (505,000,000) shares, comprised of five hundred million (500,000,000) shares of Common Stock, par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the "Effective Time"), thirty (30) shares of the Corporation's Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common Stock, par value $0.01 per share, of the Corporation (the "Reverse Split"); provided, however, that the Corporation shall issue no fractional shares of Common Stock. In the event the Reverse Split results in any stockholder being entitled to receive fractional shares that, when aggregated, equal less than a whole share of common stock, such fractional shares will be reclassified and converted from and after the Effective Time into one whole share of common stock in lieu of such fractional shares. The designation, powers, preferences and relative, participating, option or other special rights, including voting rights, qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware."

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed by its duly authorized officer this 21st day of February, 2017.

RENNOVA HEALTH, INC.

By: /s/ Seamus Lagan

Name: Seamus Lagan

Title: Chief Executive Officer

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